EXHIBIT 99.1

Contact:	Bill Lackey	FOR IMMEDIATE RELEASE
	Director, Investor Relations	Moved On PR Newswire
	Corporate	Date: November 11, 2003
310-615-1700
blackey3@csc.com

Mike Dickerson
Sr. Manager, Corp. Communications
Corporate
310-615-1647
mdickers@csc.com

CSC REPORTS SECOND QUARTER REVENUE UP 32%

          EL SEGUNDO, Calif., November 11 -- Computer Sciences Corporation (NYSE: CSC) today reported results for its fiscal 2004 second quarter, ended October 3, 2003. Revenues were $3.59 billion, up 32% over last year's second quarter. Net earnings per share (diluted) were 57 cents after the approximately 3 cents per-share impact of an after-tax special charge of $5.7 million ($9.2 million pre-tax) related to the March 7, 2003, DynCorp acquisition.

          The quarter's strong revenue growth was again led by CSC's U.S. federal government activities. Revenues derived from the U.S. federal government nearly doubled from the comparable year-ago quarter to $1.52 billion, an increase of 97%. The March 7, 2003, DynCorp acquisition was the principal driver of CSC's U.S. federal government revenue growth. Global commercial year-over-year revenue increased also, benefiting from a strong contribution from significant new outsourcing accounts as well as foreign currency benefits.

For the second quarter (ended October 3):

--	Revenues were $3.59 billion, up 32% (approximately 28% in constant currency);

--	Net income was $108.1 million after the pre-tax special charge of $9.2 million ($5.7 million after tax);

--	Earnings per share (diluted) were 57 cents;

--	and announced major new business awards were $3.5 billion.

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Computer Sciences Corporation - Page 2	November 11, 2003

For the six months (ended October 3):

--	Revenues were $7.15 billion, up 30.5% over the comparable six-month period of fiscal 2003 (approximately 26% in constant currency);

--	Net income was $200.4 million after the pre-tax special charge of $15.4 million ($9.6 million, or 5 cents per share, after tax);

--	Earnings per share (diluted) were $1.06;

--	and announced major new business awards totaled $7.8 billion.

          "Our results for the second quarter continue to track to our expectations," said CSC Chairman and Chief Executive Officer Van B. Honeycutt. "We have completed a solid first six months of the current fiscal year. Our commitment to continue to provide premier services to the U.S. federal government, exemplified by the March acquisition of DynCorp, has played a major role in our strong revenue growth over the past six months. The federal IT services environment remains strong, with particular emphasis in the near-term on services supporting the U.S. Department of Defense. Among the key areas of focus within the U.S. federal market strengthened as a result of the DynCorp acquisition are homeland security, IT and business process outsourcing, enterprise modernization and telecommunications.

          "The 29-month federal pipeline of opportunities currently stands at approximately $41 billion, evenly divided between DoD and civil agencies. Importantly, approximately $15 billion in federal contracts is scheduled to be awarded over the remainder of our fiscal 2004. We see demand for global commercial IT services continuing to fluctuate, depending on geography and specific customer needs. The market for global commercial IT infrastructure services continues to be firm, especially in Europe. During the first two quarters of the current fiscal year, we have announced $4.6 billion in commercial awards. Together with the $2.6 billion in commercial awards for the March quarter, commercial awards during the last nine months were $7.2 billion of the $11.6 billion total -- an indicator of solid contributions to future revenue.

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Computer Sciences Corporation - Page 3	November 11, 2003

          "As customers worldwide strive to increase their competitive advantage through improved operating efficiencies, CSC's record of successful participation as a service provider in this cooperative effort has positioned us very well to take advantage of this commercial opportunity set," Honeycutt continued.

          "The demand for short-term commercial consulting and systems integration services continues to be mixed, depending to a large degree on specific geographic market conditions. Our North American short-term project activities seem to have stabilized, but softness in Europe and Asia Pacific persists. The strength of our commercial outsourcing business in Europe during the quarter more than offset the reduced discretionary spending which normally fuels demand for global consulting and systems integration activity.

          "Our announced awards for the second quarter were $3.5 billion, bringing the total through the first six months of fiscal 2004 to approximately $7.8 billion, which is already greater than the total for all of our last fiscal year," Honeycutt added. "Federal awards accounted for a significant portion of the second-quarter award total, resulting in a fairly even split between commercial and federal awards for the six-month period. More than 80% of our revenue is derived from longer-term, recurring revenue sources, split about equally between U.S. federal government and commercial engagements.

          "For the third quarter of fiscal 2004, ending January 2, 2004, we believe revenues will be in the $3.6 billion range, and earnings per share (diluted) will be in the 68 cents to 70 cents range. We remain comfortable with the consensus revenue and earnings-per- share estimates for the full year. These quarterly and annual estimates exclude any further DynCorp acquisition-related special charge."

ACCOUNTING RULE ADOPTION

          CSC adopted EITF Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables," effective for the second quarter on a prospective basis. Its adoption did not have a significant impact on CSC's revenue, earnings or balance sheet profile.

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Computer Sciences Corporation - Page 4	November 11, 2003

ACQUISITION-RELATED SPECIAL CHARGE

          The second-quarter pre-tax charge of $9.2 million relates to the DynCorp acquisition and principally represents the write-off of equipment that is not sufficiently robust to accommodate the larger, integrated business, and the cost to exit certain CSC facilities as legacy CSC and DynCorp operations are combined. In coming quarters, CSC expects to recognize additional acquisition-related charges not exceeding $7 million.

BUSINESS RESULTS

          For the second quarter, revenue derived from CSC's U.S. federal government activities continued to reflect the positive impact of the recent DynCorp acquisition. Revenues increased to $1.52 billion, up 97% from last year's $771.7 million. Revenues generated from CSC's DoD related activities more than doubled to $984.6 million from $449.3 million in last year's second quarter. The quarter's gain benefited materially from the DynCorp acquisition along with increases from ongoing work performed for the Naval Sea Systems Command's multiple contracts and the Defense Enterprise Integration Services activity. CSC's civil agencies revenue was $534.6 million, up 65.8% compared to the $322.4 million reported in the comparable quarter last year. The civil agencies quarterly growth was primarily attributable to the DynCorp acquisition.

          Global commercial revenues were up 6.3% (approximately 1% in constant currency) to $2.07 billion compared with $1.95 billion in last year's second quarter. U.S. commercial revenue was $932.0 million, down 1.9%. European revenue was $851.9 million, up 21.1% (approximately 11% in constant currency) compared to last year's $703.5 million. Global commercial and European revenue were the beneficiaries of meaningful new outsourcing activities and favorable currency exchange rate movements. CSC's non-European international revenue declined 2.3% (down approximately 13% in constant currency) to $288.1 million from $294.8 million in last year's second quarter.

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Computer Sciences Corporation - Page 5	November 11, 2003

          As announced in the company's press release dated October 16, 2003, a teleconference will be held today at 5:00 p.m. EST to discuss the second-quarter results. This teleconference can be accessed from the CSC Web site at www.csc.com/investorrelations in a listen-only mode.

          Founded in 1959, Computer Sciences Corporation is a leading global IT services company. CSC's mission is to provide customers in industry and government with solutions crafted to meet their specific challenges and enable them to profit from the advanced use of technology.

          With more than 92,000 employees, CSC provides innovative solutions for customers around the world by applying leading technologies and CSC's own advanced capabilities. These include systems design and integration; IT and business process outsourcing; applications software development; Web and application hosting; and management consulting. Headquartered in El Segundo, Calif., CSC reported revenue of $13.0 billion for the 12 months ended October 3, 2003. For more information, visit the company's Web site at www.csc.com.

All statements in this press release that do not directly and exclusively relate to historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company's intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company's control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled "Management's Discussion and Analysis of Financial Conditions and Results of Operations" in CSC's Form 10-Q for the quarter ended July 4, 2003. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.

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Note to Analysts and Editors: Please see attached tables.

Computer Sciences Corporation - Page 6	November 11, 2003

Revenues by Market Sector
(unaudited)

	Second Quarter Ended
	Oct. 3,	Sept. 27,	% of Total
(In millions)	2003	2002	Fiscal 2004	Fiscal 2003

U.S. commercial	$ 932.0	$ 950.1	26%	35%
Europe	851.9	703.5	24	26
Other international	288.1	294.8	8	11
Global commercial	2,072.0	1,948.4	58	72

Department of Defense	984.6	449.3	27	16
Civil agencies	534.6	322.4	15	12
U.S. federal government	1,519.2	771.7	42	28

	$3,591.2 =========	$2,720.1 =========	100% =========	100% =========

	Six Months Ended
	Oct. 3,	Sept. 27,	% of Total
(In millions)	2003	2002	Fiscal 2004	Fiscal 2003

U.S. commercial	$1,894.1	$1,946.2	27%	36%
Europe	1,671.1	1,382.3	23	25
Other international	581.4	582.3	8	11
Global commercial	4,146.6	3,910.8	58	72

Department of Defense	1,889.2	921.8	26	17
Civil agencies	1,110.2	641.2	16	11
U.S. federal government	2,999.4	1,563.0	42	28

	$7,146.0 =========	$5,473.8 =========	100% =========	100% =========

Note:	The table presents revenue by market sector. Revenue by operating segment will be presented in the Company's Quarterly Report on Form 10-Q.

Computer Sciences Corporation - Page 7	November 11, 2003

Consolidated Statements of Income
(unaudited)

	Second Quarter Ended		Six Months Ended
	Oct. 3,	Sept. 27,	Oct. 3,	Sept. 27,
(In millions except per-share amounts)	2003	2002*	2003	2002*

Revenues*	$3,591.2	$2,720.1	$7,146.0	$5,473.8

Costs of services*	2,958.6	2,185.1	5,890.3	4,416.8

Selling, general and administrative*	199.9	174.3	408.6	356.9

Depreciation and amortization*	229.0	197.5	464.0	393.1

Interest expense	40.5	35.7	83.6	70.0

Interest income	(1.4)	(2.0)	(4.4)	(3.7)

Special items	9.2		15.4

Total costs and expenses	3,435.8	2,590.6	6,857.5	5,233.1

Income before taxes	155.4	129.5	288.5	240.7

Taxes on income	47.3	36.6	88.1	68.8

Net income	$ 108.1 ======	$ 92.9 ======	$ 200.4 ======	$ 171.9 ======

Earnings per share:

Basic	$ 0.58 ======	$ 0.54 ======	$ 1.07 ======	$ 1.00 ======

Diluted	$ 0.57 ======	$ 0.54 ======	$ 1.06 ======	$ 1.00 ======

* Figures have been adjusted to conform to CSC's current presentation.

Computer Sciences Corporation - Page 8	November 11, 2003

Summarized Balance Sheet and Additional Information
(unaudited)

	October 3,	March 28,
(In millions)	2003	2003
Assets
Cash and cash equivalents	$ 199.1	$ 299.6
Receivables	3,450.8	3,320.2
Other current assets	608.8	468.3
Total current assets	4,258.7	4,088.1

Property and equipment, net	2,110.4	1,987.6
Outsourcing contract costs, net	948.2	923.5
Software, net	364.7	355.6
Excess of cost of businesses acquired over related net assets, net	2,590.5	2,507.3
Other assets	594.7	571.1
Total assets	$10,867.2 ==========	$10,433.2 ==========

Short-term debt and current maturities of long-term debt	208.2	274.8
Accounts payable and accrued expenses	2,151.6	2,272.0
Deferred revenue	222.9	222.6
Income taxes payable	282.0	217.8
Total current liabilities	2,864.7	2,987.2

Long-term debt, net	2,340.5	2,204.9
Other long-term liabilities	690.5	634.7

Stockholders' equity	4,971.5	4,606.4

Total liabilities and stockholders' equity	$10,867.2 ==========	$10,433.2 ==========

Debt as a percentage of total capitalization	33.9%	35.0%

Computer Sciences Corporation - Page 9	November 11, 2003

The following tables reconcile Earnings Before Interest, Taxes, Depreciation and Amortization, and Special Items ("EBITDA and Special Items"); Earnings Before Interest and Taxes ("EBIT"); and Free Cash Flow to the most directly comparable financial measure calculated and presented in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). CSC management believes that these three non-GAAP financial measures provide useful information to investors regarding the Company's financial condition and results of operations as they provide another measure of the Company's profitability and ability to service its debt, and are considered important measures by financial analysts covering CSC and its peers.

GAAP Reconciliations
(In millions)

EBITDA / EBIT (unaudited)	Second Quarter Ended		Six Months Ended
	Oct. 3,	Sept. 27,	Oct. 3,	Sept. 27,
	2003	2002	2003	2002
EBITDA and Special Items	$ 432.7	$ 360.7	$ 847.1	$ 700.1
Special Items	9.2		15.4
EBITDA	423.5	360.7	831.7	700.1
Depreciation and Amortization	229.0	197.5	464.0	393.1
EBIT	194.5	163.2	367.7	307.0
Interest, net	39.1	33.7	79.2	66.3
Income Before Taxes	155.4	129.5	288.5	240.7
Income Taxes	47.3	36.6	88.1	68.8
Net Income	$ 108.1 =======	$ 92.9 =======	$ 200.4 =======	$ 171.9 =======

Net Income as a percent of revenue	3.0%	3.4%	2.8%	3.1%

Free Cash Flow (unaudited)			Six Months Ended
			Oct. 3,	Sept. 27,
			2003	2002
Free Cash Flow			$(195.3)	$(168.6)
Cash flows used in investing activities			562.1	360.3
Acquisition, net of cash acquired				(7.7)
Dispositions			10.2	73.6
Cash flows provided by operating activities			$ 377.0 =======	$ 257.6 =======